CHEMICAL FINANCIAL CORPORATION
STOCK INCENTIVE PLAN OF 2017

SECTION 1

Establishment of Plan; Purpose of Plan

1.1    Establishment of Plan. The Company hereby establishes the STOCK INCENTIVE PLAN OF 2017 for its corporate and Subsidiary directors, officers and other key employees. The Plan permits the grant and award of Stock Options, Restricted Stock, Restricted Stock Units, Stock Awards and other stock-based and stock-related awards; provided, that directors are only eligible to participate in the Plan with respect to Restricted Stock awards made in lieu of payment of the cash portion of the director’s compensation.

1.2    Purpose of Plan. The purpose of the Plan is to provide Participants with an increased incentive to contribute to the long-term performance and growth of the Company and its Subsidiaries, to join the interests of Participants with the interests of the Company’s shareholders through the opportunity for increased stock ownership and to attract and retain Participants. The Plan is further intended to provide flexibility to the Company in structuring long-term incentive compensation to best promote the foregoing objectives. Within that context, it is intended that the Plan may provide performance-based compensation under Section 162(m) of the Code and the Plan shall be interpreted, administered and amended to achieve that purpose.

SECTION 2

Definitions

The following words have the following meanings unless a different meaning plainly is required by the context:

2.1    “Act” means the Securities Exchange Act of 1934, as amended.

2.2    “Affiliate” means any organization controlling, controlled by or under common control with the Company.

2.3    “Board” means the Board of Directors of the Company.

2.4    “Change in Control,” unless otherwise defined in an Incentive Award agreement, means an occurrence of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A issued under the Act. Without limiting the inclusiveness of the definition in the preceding sentence, a Change in Control of the Company shall be deemed to have occurred as of the first day that any one or more of the following conditions is satisfied: (a) any Person is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company’s then outstanding securities; (b) the failure at any time of the Continuing Directors to constitute at least a majority of the Board; or (c) any of the following occur: (i) any merger or consolidation of the Company, other than a merger or consolidation in which the voting securities of the Company immediately prior to the merger or consolidation continue to represent (either by remaining outstanding or being converted into securities of the surviving entity) 50% or more of the combined voting power of the Company or surviving entity immediately after the merger or consolidation with another entity; (ii) any sale, exchange, lease, mortgage, pledge, transfer or other disposition (in a single transaction or a series of related transactions) of assets or earning power aggregating more than 50% of the assets or earning power of the Company on a consolidated basis; (iii) any complete liquidation or dissolution of the Company; (iv) any reorganization, reverse stock split or recapitalization of the Company which would result in a Change in Control as otherwise defined in this Plan; or (v) any transaction or series of related transactions having, directly or indirectly, the same effect as any of the foregoing.

2.5    “Code” means the Internal Revenue Code of 1986, as amended. Each reference in this Plan to a section or sections of the Code, unless otherwise noted, shall be deemed to include a reference to the rules and regulations issued under such section or sections of the Code.

2.6    “Committee” means the Compensation and Pension Committee of the Board or such other committee as the Board may designate from time to time. The Committee shall consist of at least two members of the Board and all of its members shall be “non-employee directors” as defined in Rule 16b-3 issued under the Act and “outside directors” as defined in Section 162(m) of the Code.

2.7    “Common Stock” means the Company’s common stock, par value $1 per share.

2.8    “Company” means Chemical Financial Corporation, a Michigan corporation, and its successors and assigns.

2.9    “Continuing Directors” means the individuals who were either (a) first elected or appointed as a director prior to February 20, 2017, or (b) subsequently appointed as a director, if appointed or nominated by at least a majority of the Continuing Directors in office at the time of the nomination or appointment, but specifically excluding any individual whose initial assumption of office occurs as a result of either an actual or threatened solicitation subject to Rule 14a-12(c) of Regulation 14A issued under the Act or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board.
2.10    “Covered Employee” means any Employee who is or may become a “Covered Employee,” as defined in Section 162(m) of the Code, and who is designated, either as an individual Employee or class of Employees, by the Committee within the shorter of (i) 90 days after the beginning of the Performance Period, or (ii) the period of time after the beginning of the Performance Period and before 25% of the Performance Period has elapsed, as a “Covered Employee” under this Plan for such applicable Performance Period.
2.11    “Director” means a member of the Board.

2.12    “Disability” means an inability of a Participant to perform his or her employment or director duties due to physical or mental disability for a continuous period of 180 days or longer and the Participant is eligible for benefits under the Company’s long-term disability policy.

2.13    “Employee” means an employee of the Company or one of its Subsidiaries or Affiliates.

2.14    “Equity-Based Award” means the award or grant of a Stock Option, Restricted Stock, a Restricted Stock Unit, a Stock Award, or another stock-based or stock-related award, to a Participant pursuant to the Plan.

2.15    “Good Reason” means a Participant terminates employment due to a material negative change to the employment relationship between the Participant and the Company because: (a) the Participant is removed from any of the Participant’s principal positions; (b) the status, authority or responsibility of the Participant’s principal positions is materially diminished; (c) the Participant’s base salary as then in effect is materially reduced without a corresponding reduction in the salaries of the Company’s other executives, (d) the Company requires the Participant be based in a facility that is more than sixty (60) miles from the facility where the Participant is located immediately prior to the relocation or any substantial increase in the business travel required of the Participant; or (e) any material breach by the Company, or any successor, of its obligations to the Participant under this Plan. A Participant may not terminate employment for “Good Reason” unless: (i) the Participant notifies the Company’s CEO in writing, within 60 days after the Participant becomes aware of the act or omission constituting Good Reason, that the act or omission in question constitutes Good Reason and explaining why the Participant considers it to constitute Good Reason; (ii) the Company fails, within 30 days after notice from the Participant under (i) above, to revoke the action or correct the omission and make the Participant whole; and (iii) the Participant gives notice of termination within 30 days after expiration of the 30-day period under (ii) above.

2.16    “Market Value” shall equal the closing market price of shares of Common Stock reported on NASDAQ (or any successor exchange or system that is the primary stock exchange or system for trading of Common Stock) on the date of grant, exercise or vesting, as applicable, or if NASDAQ (or any such successor) is closed on that date, the last preceding date on which NASDAQ (or any such successor) was open for trading and on which shares of Common Stock were traded. If the Common Stock is not readily tradable on an established securities market, the Market Value shall be determined by any means deemed fair and reasonable by the Committee, taking into account such factors as it considers advisable in a manner consistent with the valuation principles of Section 409A of the Code, except when the Committee expressly determines not to use Section 409A valuation principles, which determination shall be final and binding on all parties.

2.17    “NASDAQ” means The NASDAQ Stock Market.

2.18    “Participant” means a corporate officer or any key employee of the Company or its Subsidiaries who is granted an Equity-Based Award under the Plan. A director of the Company or its Subsidiaries may also be a “Participant” but only with respect to Restricted Stock awards made in lieu of payment of the cash portion of the director’s compensation.

2.19    “Performance” means the level of achievement of the performance goals established by the Committee pursuant to Section 9.1.

2.20    “Performance Measures” means measures as described in Section 9 on which the performance goals are based.

2.21    “Performance Period” means the period of time during which the performance goals must be met to determine the degree of payout, the vesting, or both, with respect to an Equity-Based Award that is intended to qualify as Performance-Based Compensation.

2.22    “Performance-Based Compensation” means compensation under an Equity-Based Award that satisfies the requirements of Section 162(m) of the Code for certain “performance-based compensation” paid to Covered Employees. Notwithstanding the foregoing, nothing in this Plan shall be construed to mean that an Equity-Based Award which does not satisfy the requirements for performance-based compensation under Section 162(m) of the Code does not constitute performance-based compensation for other purposes, including Section 409A of the Code.

2.23    “Person” has the same meaning as set forth in Sections 13(d) and 14(d)(2) of the Act.

2.24    “Plan” means the Chemical Financial Corporation Stock Incentive Plan of 2017 as set forth herein, as it may be amended from time to time.

2.25    “Prior Plans” means the Chemical Financial Corporation Stock Incentive Plan of 2015 and the Chemical Financial Corporation Stock Incentive Plan of 2012.

2.26    “Restricted Period” means the period of time during which Restricted Stock, Restricted Stock Units or other stock-based or stock-related awards that are awarded under the Plan are subject to the risk of forfeiture, restrictions on transfer and other restrictions or conditions pursuant to Sections 6 or 7. The Restricted Period may differ among Participants and may have different expiration dates with respect to shares of Common Stock covered by the same Equity-Based Award.

2.27    “Restricted Stock” means Common Stock awarded to a Participant pursuant to Section 6 of the Plan while such Common Stock remains subject to the risk of forfeiture, restrictions on transfer and other restrictions or conditions pursuant to Section 6.

2.28    “Restricted Stock Unit” means an award to a Participant pursuant to Section 6 of the Plan and described as a “Restricted Stock Unit” in Section 6.

2.29    “Retirement” means the voluntary termination of all employment by the Participant after the Participant has attained 55 years of age and completed 10 years of service with the Company or any of its Subsidiaries or as otherwise may be set forth in the Equity-Based Award agreement or other grant document with respect to a Participant and a particular Equity-Based Award. “Retirement” for a director means the cessation of the director’s service on the Board at the end of the director’s term on the Board when the director is not nominated for reelection to the Board, or as otherwise may be set forth in the Equity-Based Award agreement or other grant document with respect to a Participant and a particular Equity-Based Award.

2.30    “Stock Award” means an award of Common Stock awarded to a Participant pursuant to Section 7 of the Plan.

2.31    “Stock Option” means the right to purchase Common Stock at a stated price for a specified period of time. For purposes of the Plan, a Stock Option may only be a nonqualified stock option.

2.32    “Subsidiary” means any corporation or other entity of which 50% or more of the outstanding voting stock or voting ownership interest is directly or indirectly owned or controlled by the Company or by one or more Subsidiaries of the Company. The term “Subsidiary” includes present and future Subsidiaries of the Company.

2.33    “Termination” or “Cessation” of employment shall be considered to occur on the date on which the Employee is no longer obligated to perform services for the Company or any of its Subsidiaries and the Employee’s right to re-employment is not guaranteed by statute, contract or written policy of the Company, regardless of whether the Employee continues to receive compensation from the Company or any of its Subsidiaries after such date. The following shall not be considered such a termination or cessation: (i) a transfer of an employee among the Company and its Subsidiaries; (ii) a leave of absence, duly authorized in writing by the Company, for military service or for any other purpose approved by the Company if the period of such leave does not exceed 90 days; (iii) a leave of absence in excess of 90 days, duly authorized in writing by the Company, provided that the employee’s right to re-employment is guaranteed by statute, contract or written policy of the Company; or (iv) a termination of employment as an officer with continued service as an Employee or director.

SECTION 3

Administration

3.1    Power and Authority. The Committee shall administer the Plan. The Committee may delegate any, some or all of its record keeping, calculation, payment and other ministerial or administrative authority and responsibility from time to time to and among one or more individuals, who may be members of the Committee or Employees, but all actions taken pursuant to delegated authority and responsibility shall be subject to such review, change and approval by the Committee as the Committee considers appropriate. Except as limited in the Plan or as may be necessary to ensure, to the extent that the Committee so desires, that the Plan provides Performance-Based Compensation, the Committee shall have all of the express and implied powers and duties set forth in the Bylaws of the Company and the Plan, shall have full power and authority to interpret the provisions of the Plan and Equity-Based Awards granted under the Plan and shall have full power and authority to supervise the administration of the Plan and Equity-Based Awards granted under the Plan and to make all other determinations and do all things considered necessary or advisable for the administration of the Plan. All determinations, interpretations and selections made by the Committee regarding the Plan shall be final and conclusive. The Committee shall hold its meetings at such times and places as it considers advisable. Action may be taken by a written instrument signed by all of the members of the Committee and any action so taken shall be fully as effective as if it had been taken at a meeting duly called and held. The Committee shall make such rules and regulations for the conduct of its business as it considers advisable.

3.2    Grants or Awards to Participants. In accordance with and subject to the provisions of the Plan, the Committee shall have the authority to determine all provisions of Equity-Based Awards as the Committee may consider necessary or desirable and as are consistent with the terms of the Plan, including, without limitation, the following: (a) the persons who shall be selected as Participants; (b) the nature and, subject to the limitations set forth in Sections 4.1 and 4.3 of the Plan, extent of the Equity-Based Awards to be made to each Participant (including the number of shares of Common Stock to be subject to each Equity-Based Award, any exercise price, the manner in which an Equity-Based Award will vest or become exercisable and the form of payment for the Equity-Based Award); (c) the time or times when Equity-Based Awards will be granted; (d) the duration of each Equity-Based Award; and (e) the restrictions and other conditions to which payment or vesting of Equity-Based Awards may be subject; provided, however, that a vesting period of at least one year from the date an Equity-Based Award is granted must apply to at least 95% of the Equity-Based Awards granted under this Plan.

3.3    Amendments or Modifications of Equity-Based Awards. Subject to Section 3.4 and Section 11, the Committee shall have the authority to amend or modify the terms of any outstanding Equity-Based Award in any manner, provided that the amended or modified terms are not prohibited by the Plan as then in effect and provided such actions do not cause an Equity-Based Award not already subject to Section 409A of the Code to become subject to Section 409A of the Code, including, without limitation, the authority to: (a) modify the number of shares or other terms and conditions of an Equity-Based Award; provided that any increase in the number of shares of an Equity-Based Award other than pursuant to Section 4.4 shall be considered to be a new grant with respect to such additional shares for purposes of Section 409A of the Code and such new grant shall be made at Market Value on the date of grant; (b) extend the term of an Equity-Based Award to a date that is no later than the earlier of the latest date upon which the Equity-Based Award could have expired by its terms under any circumstances or the 10th anniversary of the date of grant (for purposes of clarity, as permitted under Section 409A of the Code, if the term of a Stock Option is extended at a time when the Stock Option exercise price equals or exceeds the Market Value, it will not be an extension of the term of the Stock Option, but instead will be treated as a modification of the Stock Option and a new Stock Option will be treated as having been granted); (c) accelerate the exercisability or vesting or otherwise terminate, waive or modify any restrictions relating to an Equity-Based Award; (d) accept the surrender of any outstanding Equity-Based Award; and (e) to the extent not previously exercised or vested, authorize the grant of new Equity-Based Awards in substitution for surrendered Equity-Based Awards; provided, however, that such grant of new Equity-Based Awards shall be considered to be a new grant for purposes of Section 409A of the Code and shall be made at Market Value on the date of grant.

3.4    Repricing Prohibited. Except for adjustments as permitted by Section 4.4, without the approval of shareholders, the Committee may not amend, replace, substitute, or exchange previously granted Equity-Based Awards in a transaction that constitutes a “repricing,” which means any of the following: (a) changing the terms of an Equity-Based Awards to lower its exercise price; (b) any other action that is treated as a “repricing” under generally accepted accounting principles; (c) repurchasing for cash or canceling Equity-Based Awards at a time when its exercise price is greater than the Market Value of the underlying shares of Common Stock in exchange for another Equity-Based Award; or (d) as such term is used in Nasdaq FAQ Identification Number 220. In addition, the Committee may not cancel any outstanding Stock Option and replace it with a cash payment that is greater than the intrinsic value (if any) of the cancelled Stock Option without shareholder approval.

3.5    Dividends Prohibited. Dividends, or dividend equivalents, may not be paid on any unvested Equity-Based Awards issued under the Plan; provided, that the Committee may provide that dividends, or dividend equivalents, on unvested Equity-Based Awards (other than Stock Options or performance-based Restricted Stock or Restricted Stock Units) may be accrued and paid upon vesting of the applicable Equity-Based Award. Any Equity-Based Awards that include such accrual rights shall comply with Section 409A of the Code.

3.6    Indemnification of Committee Members. Neither any member or former member of the Committee, nor any individual or group to whom authority or responsibility is or has been delegated, shall be personally responsible or liable for any act or omission in connection with the performance of powers or duties or the exercise of discretion or judgment in the administration and implementation of the Plan. Each person who is or shall have been a member of the Committee, and any other individual or group exercising delegated authority or responsibility with respect to the Plan, shall be indemnified and held harmless by the Company from and against any cost, liability or expense imposed or incurred in connection with such person’s or the Committee’s taking or failing to take any action under the Plan or the exercise of discretion or judgment in the administration and implementation of the Plan. This Section 3.5 shall not be construed as limiting the Company’s or any Subsidiary’s ability to terminate or otherwise alter the terms and conditions of the employment of an individual or group exercising delegated authority or responsibility with respect to the Plan, or to discipline any such person. Each such person shall be justified in relying on information furnished in connection with the Plan’s administration by any appropriate person or persons.

SECTION 4

Shares Subject to the Plan

4.1    Number of Shares. Subject to adjustment as provided in Section 4.4 of the Plan, the total number of shares available for Equity-Based Awards under the Plan shall be 1,750,000 shares of Common Stock. Not more than 60% of the shares of Common Stock authorized under this Plan may be issued under Equity-Based Awards that are not Stock Options. Such shares shall be authorized and unissued shares, including shares purchased on the open market or otherwise acquired by the Company. Upon shareholder approval of this Plan, no further awards shall be made under the Prior Plans.

4.2    Share Recycling Prohibited. Shares subject to Equity-Based Awards that are canceled, surrendered, modified, exchanged for substitute Equity-Based Awards, or that forfeit, expire or terminate prior to the exercise or vesting of the Equity-Based Awards in full, and shares that are surrendered to the Company in connection with the exercise or vesting of Equity-Based Awards, whether previously owned or otherwise subject to such Equity-Based Awards, may not be reissued as new Equity-Based Awards under the Plan.

4.3    Limitation Upon Equity-Based Awards. No Participant shall be granted, during any calendar year, Equity-Based Awards with respect to more than 25% of the total number of shares of Common Stock available for Equity-Based Awards under the Plan set forth in Section 4.1 of the Plan, subject to adjustment as provided in Section 4.4 of the Plan, but only to the extent that such adjustment will not affect the status of any Equity-Based Award theretofore issued or that may thereafter be issued as Performance-Based Compensation. The purpose of this Section 4.3 is to ensure that the Plan may provide Performance-Based Compensation and this Section 4.3 shall be interpreted, administered and amended if necessary to achieve that purpose.

4.4	Adjustments.

(a)    Stock Dividends and Distributions. If the number of shares of Common Stock outstanding changes by reason of a stock dividend, stock split, recapitalization or other general distribution of Common Stock or other securities to holders of Common Stock, the number and kind of securities subject to outstanding Equity-Based Awards and available for issuance under the Plan, together with applicable exercise prices and the limitation provided in Section 4.3, shall be adjusted in such manner and at such time as shall be equitable under the circumstances.

(b)    Other Actions Affecting Common Stock. If there occurs, other than as described in Section 4.4(a), any merger, business combination, recapitaliza-tion, reclassification, subdivision or combination approved by the Board that would result in the persons who were shareholders of the Company immediately prior to the effective time of any such transaction owning or holding, in lieu of or in addition to shares of Common Stock, other securities, money and/or property (or the right to receive other securities, money and/or property) immediately after the effective time of such transaction, then the outstanding Equity-Based Awards (including exercise prices) and reserves for Equity-Based Awards under the Plan shall be adjusted in such manner and at such time as shall be equitable under the circumstances. It is intended that in the event of any such transaction, Equity-Based Awards under the Plan shall entitle the holder of each Equity-Based Award to receive (upon exercise in the case of Stock Options), in lieu of or in addition to shares of Common Stock, any other securities, money and/or property receivable upon consummation of any such transaction by holders of Common Stock with respect to each share of Common Stock outstanding immediately prior to the effective time of such transaction; upon any such adjustment, holders of Equity-Based Awards under the Plan shall have only the right to receive in lieu of or in addition to shares of Common Stock such other securities, money and/or other property as provided by the adjustment.

(c)    No Fractional Shares. No fractional shares shall be issued pursuant to the Plan. Any fractional shares resulting under the terms of the Plan, including but not limited to, due to adjustments under Section 4.4, partial vesting or tax withholding, shall be rounded up or down as determined in the Committee’s discretion and no cash payment shall be made in lieu of the fractional share.

SECTION 5

Stock Options

5.1    Grant. A Participant may be granted one or more Stock Options under the Plan. No Participant shall have any rights as a shareholder with respect to any shares of stock subject to Stock Options granted hereunder until such shares have been issued. For purposes of determining the number of shares available under the Plan, each Stock Option shall count as the number of shares of Common Stock subject to the Stock Option. Stock Options shall be subject to such terms and conditions, consistent with the other provisions of the Plan, as may be determined by the Committee in its sole discretion. In addition, the Committee may vary, among Participants and among Stock Options granted to the same Participant, any and all of the terms and conditions of the Stock Options granted under the Plan. Subject to the limitation imposed by Section 4.3 of the Plan, the Committee shall have complete discretion in determining the number of Stock Options granted to each Participant. Stock Options issued under the Plan shall be nonqualified stock options and shall not be considered incentive stock options as defined in Section 422(b) of the Code.

5.2    Stock Option Agreements. Stock Options shall be evidenced by stock option agreements, certificates of award, or both, containing the terms and conditions applicable to such Stock Options. To the extent not covered by a stock option agreement or certificate of award, the terms and conditions of this Section 5 shall govern.

5.3    Stock Option Exercise Price. The per share Stock Option exercise price shall be determined by the Committee, but shall be a price that is equal to or greater than 100% of the Market Value on the date of grant. The date of grant of a Stock Option shall be the date the Stock Option is authorized by the Committee or a future date specified by the Committee as the date for issuing the Stock Option.

5.4    Medium and Time of Payment. The exercise price for each share purchased pursuant to a Stock Option granted under the Plan shall be payable in cash or, if the Committee consents or provides in the applicable stock option agreement or grant, in shares of Common Stock. The time and terms of payment may be amended with the consent of a Participant before or after exercise of a Stock Option, provided that such amendment would not cause a Stock Option to become subject to Section 409A of the Code. Except as limited by the Act, the Sarbanes-Oxley Act of 2002 or other laws, rules or regulations, the Committee may from time to time authorize payment of all or a portion of the Stock Option exercise price in the form of a promissory note or other deferred payment installments according to such terms as the Committee may approve; provided, however, that such promissory note or other deferred payment installments shall be with full recourse and shall bear a market rate of interest. The Board may restrict or suspend the power of the Committee to permit such loans and may require that adequate security be provided. The Committee may implement a program for the broker-assisted cashless exercise of Stock Options.

5.5    Limits on Exercisability. Stock Options shall be exercisable for such periods, not to exceed 10 years and one day from the date of grant, as may be fixed by the Committee. At the time of exercise of a Stock Option, the holder of the Stock Option, if requested by the Committee, must represent to the Company that the shares are being acquired for investment and not with a view to the distribution thereof. The Committee may in its discretion require a Participant to continue the Participant’s service with the Company or its Subsidiaries for a certain length of time prior to a Stock Option becoming exercisable and may eliminate such delayed vesting provisions.

5.6    Termination of Employment. Unless the Committee otherwise consents or permits (before or after the stock option grant) or unless the stock option agreement or grant provides otherwise:

(a)    General. If a Participant is no longer employed by the Company or its Subsidiary for any reason other than the Participant’s Retirement, death, Disability or termination for cause, the Participant may exercise his or her Stock Options in accordance with their terms for a period of three months after such termination of employment, but only to the extent the Participant was entitled to exercise the Stock Options on the date of termination.

(b)    Death. If a Participant dies either while an Employee or otherwise during a time when the Participant could have exercised a Stock Option, the Stock Options issued to such Participant shall be exercisable in accordance with their terms by the personal representative of such Participant or other successor to the interest of the Participant for a period of one year after such Participant’s death to the extent that the Participant was entitled to exercise the Stock Options on the date of death or termination, whichever first occurred, but not beyond the original term of the Stock Options.

(c)    Disability. If a Participant ceases to be employed by the Company or one of its Subsidiaries due to the Participant’s Disability, he or she may exercise his or her Stock Options in accordance with their terms for one year after he or she ceases to be employed unless such Stock Options earlier expire by their terms, but only to the extent that the Participant was entitled to exercise the Stock Options on the date of such event and not beyond the original terms of the Stock Options.

(d)    Participant Retirement. If a Participant ceases to be employed by the Company or one of its Subsidiaries due to Retirement, the Participant may exercise his or her Stock Options in accordance with their terms after such termination of employment unless such Stock Options earlier expire by their terms.

(e)    Termination for Cause. If a Participant’s employment is terminated for cause, the Participant shall have no further right to exercise any Stock Options previously granted to him or her. The Committee or officers designated by the Committee shall have absolute discretion to determine whether a termination is for cause.

SECTION 6

Restricted Stock and Restricted Stock Units
6.1    Grant. Subject to the limitations set forth in Sections 4.1 and 4.3 of the Plan, Restricted Stock and Restricted Stock Units may be granted to Participants under the Plan. Shares of Restricted Stock are shares of Common Stock the retention, vesting and/or transferability of which is subject, during specified periods of time, to such conditions (including continued employment and/or achievement of performance goals established by the Committee) and terms as the Committee deems appropriate. Restricted Stock Units are Equity-Based Awards denominated in units of Common Stock under which the issuance of shares of Common Stock is subject to such conditions (including continued employment and/or achievement of performance goals established by the Committee) and terms as the Committee deems appropriate. For purposes of determining the number of shares available under the Plan, each Restricted Stock Unit shall count as the number of shares of Common Stock subject to the Restricted Stock Unit. Unless determined otherwise by the Committee, each Restricted Stock Unit shall be equal to one share of Common Stock and shall entitle a Participant to either shares of Common Stock or an amount of cash determined with reference to the value of shares of Common Stock. To the extent determined by the Committee, Restricted Stock and Restricted Stock Units may be satisfied or settled in cash, in shares of Common Stock or in a combination thereof. Restricted Stock Units shall be settled no later than the 15th day of the third month after the Restricted

Stock Units vest. Restricted Stock and Restricted Stock Units granted pursuant to the Plan need not be identical but shall be consistent with the terms of the Plan.

6.2    Restricted Stock Agreements. Awards of Restricted Stock and Restricted Stock Units shall be evidenced by restricted stock or restricted stock unit agreements or certificates of award containing such terms and conditions, consistent with the provisions of the Plan, as the Committee shall from time to time determine. Unless the restricted stock or restricted stock unit agreement or certificate of award provides otherwise, awards of Restricted Stock and Restricted Stock Units shall be subject to the terms and conditions set forth in this Section 6.

6.3    Vesting. The grant, issuance, retention, vesting and settlement of shares of Restricted Stock and Restricted Stock Units shall occur at such time and in such installments as determined by the Committee or under criteria established by the Committee. The Committee shall have the right to make the timing of the grant and/or issuance of, the ability to retain and the vesting and/or the settlement of Restricted Stock Units and shares of Restricted Stock subject to continued employment, passage of time and/or such performance criteria as deemed appropriate by the Committee.

6.4    Termination of Employment or Service. Unless the Committee otherwise consents or permits (before or after the grant of Restricted Stock or Restricted Stock Units) or unless the restricted stock or restricted stock unit agreement or grant provides otherwise:

(a)    Voluntary Termination Other Than Retirement. Other than as provided below upon Retirement, if a Participant voluntarily ceases to be an Employee, or if a Participant who is a director voluntarily ceases to be a director, for any reason during the Restricted Period, each share of Restricted Stock and Restricted Stock Unit still subject in full or in part to restrictions at the date of such termination shall automatically be forfeited and returned to the Company.

(b)    Death, Disability or Termination Without Cause. In the event a Participant terminates his or her employment with the Company, or a director ceases to be a director of the Company, because of death, Disability or termination without cause during the Restricted Period, the restrictions remaining on any or all shares of Restricted Stock and Restricted Stock Units shall terminate automatically with respect to that respective number of such shares or Restricted Stock Units (rounded to the nearest whole number) equal to the respective total number of such shares or Restricted Stock Units granted to such Participant multiplied by the number of full months that have elapsed since the date of grant divided by the total number of full months in the respective Restricted Period; provided, that if such Restricted Stock or Restricted Stock Units are subject to attainment of performance goals, then the restrictions shall not lapse until the end of the applicable performance period and then only after it is determined that the Company shall have attained such performance goals. All remaining shares of Restricted Stock shall be forfeited and returned to the Company and all remaining Restricted Stock Units shall be forfeited; provided, that the Committee may, in its sole discretion, waive the restrictions remaining on any or all such remaining shares of Restricted Stock and Restricted Stock Units either before or after the death, Disability or termination without cause of the Participant.

(c)    Retirement. If a Participant who is a director ceases providing services as a director due to Retirement during the Restricted Period, then the restrictions remaining on any or all shares of Restricted Stock shall terminate automatically in full upon Retirement. In the event a Participant who is an Employee terminates his or her employment with the Company because of Retirement during the Restricted Period:

(i)    Performance-Based Vesting. For Restricted Stock or Restricted Stock Units that are subject to attainment of performance goals, if the Participant has given the Company written notice of the Participant’s intended date of Retirement at least one year in advance of such intended date of Retirement and it is determined after the end of the applicable performance period that the Company attained the applicable performance goals, then the restrictions remaining on any or all such shares of Restricted Stock and Restricted Stock Units shall terminate automatically with respect to that respective number of such shares or Restricted Stock Units (rounded to the nearest whole number) equal to the respective total number of such shares or Restricted Stock Units granted to such Participant multiplied by the number of full months that have elapsed since the date of grant divided by the total number of full months in the respective Restricted Period. If the Participant does not provide such advance notice, then all remaining shares of Restricted Stock shall be forfeited and returned to the Company and all remaining Restricted Stock Units shall be forfeited.

(ii)    Time-Based Vesting. If the Participant has given the Company written notice of the Participant’s intended date of Retirement at least one year in advance of such intended date of Retirement, then the restrictions remaining on any or all shares of Restricted Stock and Restricted Stock Units that are subject solely to time-based vesting shall terminate automatically in full upon Retirement. If the Participant does not provide such advance notice, then all remaining shares of Restricted Stock shall be forfeited and returned to the Company and all remaining Restricted Stock Units shall be forfeited.

The Committee may, in its sole discretion, waive the restrictions remaining on any or all such remaining shares of Restricted Stock and Restricted Stock Units either before or after the Retirement of the Participant.

(d)    Termination for Cause. If a Participant’s employment or service as a director is terminated for cause, the Participant shall have no further right to receive any Restricted Stock or Restricted Stock Units and all Restricted Stock still subject to restrictions at the date of such termination shall automatically be forfeited and returned to the Company and all Restricted Stock Units still subject to restrictions at the date of such termination shall automatically be forfeited. For purposes of the Plan, the Committee or officers designated by the Committee shall have absolute discretion to determine whether a termination is for cause.

6.5    Legending of Restricted Stock. In addition to any other legend that may be set forth on a Participant’s share certificate, such certificates, if any, evidencing shares of Restricted Stock awarded pursuant to the Plan shall bear the following legend:

The shares represented by this certificate were issued subject to certain restrictions under the Chemical Financial Corporation Stock Incentive Plan of 2017 (the “Plan”). This certificate is held subject to the terms and conditions contained in a restricted stock agreement that includes a prohibition against the sale or transfer of the stock represented by this certificate except in compliance with that agreement and that provides for forfeiture upon certain events. Copies of the Plan and the restricted stock agreement are on file in the office of the Secretary of the Company.

The Committee may require that certificates, if any, representing shares of Restricted Stock be retained and held in escrow by a designated employee or agent of the Company or any Subsidiary until any restrictions applicable to shares of Restricted Stock so retained have been satisfied or lapsed.

6.6    Rights as a Shareholder. A Participant shall have all liquidation and other rights with respect to Restricted Stock held of record by such Participant as if the Participant held unrestricted Common Stock, subject to the restrictions regarding payment of dividends as set forth in Section 3.5; provided, that the unvested portion of any award of Restricted Stock shall be subject to any restrictions on transferability or risks of forfeiture imposed pursuant to this Section 6 and the terms and conditions set forth in the Participant’s restricted stock agreement. Unless the Committee otherwise determines or unless the terms of the applicable restricted stock unit agreement or grant provide otherwise, a Participant shall have no dividend or liquidation rights with respect to shares of Common Stock subject to awards of Restricted Stock Units held by such Participant.

6.7    Voting Rights. Unless otherwise determined by the Committee, Participants holding shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those shares during the Restricted Period. Participants shall have no voting rights with respect to shares of Common Stock underlying Restricted Stock Units unless and until such shares are reflected as issued and outstanding shares on the Company’s stock ledger.

SECTION 7

Stock-Based Awards

7.1    Grant. Subject to the limitations set forth in Sections 4.1 and 4.3 of the Plan, in addition to any Stock Options, Restricted Stock, or Restricted Stock Units that a Participant may be granted under the Plan, a Participant may be granted one or more other types of awards based on or related to shares of Common Stock (including the grant of Stock Awards). Such awards shall be subject to such terms and conditions, consistent with the other provisions of the Plan, as may be determined by the Committee in its sole discretion. Notwithstanding the previous sentence, the shares of stock subject to Stock Awards shall be issued no later than the 15th day of the third month after the end of the calendar year in which the award is granted. Such awards shall be expressed in terms of shares of Common Stock or denominated in units of Common Stock. For purposes of determining the number of shares available under the Plan, each such unit shall count as the number of shares of Common Stock to which it relates.

7.2    Rights as a Shareholder.

(a)    Stock Awards. A Participant shall have all voting, dividend, liquidation and other rights with respect to vested shares of Common Stock issued to the Participant as a Stock Award under this Section 7 upon the Participant becoming the holder of record of the Common Stock granted pursuant to such Stock Award; provided, that the Committee may impose such restrictions on the assignment or transfer of Common Stock awarded pursuant to a Stock Award as it considers appropriate. Any dividend payment with respect to a vested Stock Award shall be made no later than the 15th day of the third month following the date the dividends are paid to shareholders.

(b)    General. With respect to shares of Common Stock subject to awards granted under the Plan other than Stock Options, Restricted Stock, Restricted Stock Units and Stock Awards, a Participant shall have such rights as determined by the Committee and set forth in the respective award agreements; and the Committee may impose such restrictions on the assignment or transfer of Common Stock awarded pursuant to such awards as it considers appropriate.

SECTION 8

Change in Control

8.1    Equity-Based Awards Assumed or Substituted by Surviving Entity. With respect to Equity-Based Awards assumed by the surviving entity or otherwise equitably converted or substituted in connection with a Change in Control: unless otherwise provided for in the terms of any award agreement or separate agreement with a Participant governing an Equity-Based Award, if on or within two years after the effective date of the Change in Control, a Participant’s employment is involuntarily terminated other than for cause or the Participant terminates employment for Good Reason, then:

(a)    Time-Based Vesting. All time-based vesting restrictions on that Participant’s outstanding Equity-Based Awards shall lapse;

(b)    Performance-Based Vesting. The payout level under all of that Participant’s performance-based Equity-Based Awards that were outstanding immediately before the effective time of the Change in Control shall be determined and deemed to have been earned as of the date of termination of employment based upon the actual level of achievement of all relevant performance goals against target (measured as of the termination of employment), to be paid on a pro-rata basis to such Participants at a time to be determined in the Company’s sole discretion but no later than the 15th day of the third month following the date of termination of employment (unless a later date is required pursuant to Section 409A of the Code), based upon the portion of the Performance Period completed before the date of termination of employment; and

(c)    Stock Options. All of that Participant’s outstanding Stock Options shall become fully exercisable and shall thereafter continue or lapse in accordance with the other provisions of the Plan and the award agreement.

8.2    Equity-Based Awards Not Assumed or Substituted by Surviving Entity. With respect to Equity-Based Awards that are not assumed by the surviving entity or otherwise equitably converted or substituted in connection with the Change in Control in a manner approved by the Committee or the Board, and unless otherwise provided for in the terms of any award agreement or separate agreement with a Participant governing an Equity-Based Award, then upon the occurrence of a Change in Control:

(a)    Time-Based Vesting. The value of all time-based Equity-Based Awards that were outstanding immediately before the effective time of the Change in Control shall be determined as of the date of the Change in Control. Such amount shall remain subject to the vesting schedule of the applicable time-based Equity-Based Award and will be paid in cash (without interest) to such Participants when the applicable time-based Equity-Based Awards otherwise would have vested if the Participant remains employed with the surviving entity at that time or earlier upon the Participant’s involuntary termination of employment without cause or termination of employment for Good Reason;

(b)    Performance-Based Vesting. The value of all performance-based Equity-Based Awards that were outstanding immediately before the effective time of the Change in Control shall be determined as of the date of the Change in Control based upon the actual level of achievement of all relevant performance goals against target (measured as of the time of the Change in Control), to be calculated on a pro-rata basis based upon the portion of the Performance Period completed before the date of Change in Control. Such amount will be paid in cash (without interest) to such Participants after the end of the Performance Period and any applicable service period that otherwise would have applied under the terms of the Equity-Based Awards if the Participant remains employed with the surviving entity at that time or earlier upon the Participant’s involuntary termination of employment without cause or termination of employment for Good Reason; and

(c)    Stock Options. The value of all outstanding Stock Options shall be converted to a cash amount equal to the greater of the excess of (i) the highest sales price of the shares on Nasdaq on the date immediately prior to the effective date of such Change in Control of the Company or (ii) the highest price per share actually paid in connection with any Change in Control of the Company, over the exercise price per share of such Stock Options. Such amount shall remain subject to the vesting schedule of the applicable Stock Option and will be paid in cash (without interest) when the applicable Stock Option otherwise would have vested if the Participant remains employed with the surviving entity at that time or earlier upon the Participant’s involuntary termination of employment without cause or termination of employment for Good Reason.

SECTION 9

Performance Measures

9.1    Performance Measures. Unless and until the Committee proposes for shareholder vote and the shareholders approve a change in the general Performance Measures set forth in this Section 9, the performance goals upon which the payment or vesting of an Equity-Based Award to a Covered Employee that is intended to qualify as Performance-Based Compensation may be based shall be limited to the following Performance Measures:

(a)	Net income (before or after taxes, interest, depreciation, and/or amortization);

(b)	Net income per share;

(c)	Return on equity;

(d)	Cash earnings;

(e)	Cash earnings per share (reflecting dilution of the Common Stock as the Committee deems appropriate and, if the Committee so determines, net of or including dividends);

(f)	Cash earnings return on equity;

(g)	Operating income;

(h)	Operating income per share;

(i)	Operating income return on equity;

(j)	Return on assets;

(k)	Cash flow;

(l)	Cash flow return on capital;

(m)	Return on capital;

(n)	Productivity ratios;

(o)	Share price (including without limitation growth measures, total shareholder return or comparison to indices);

(p)	Expense or cost levels;

(q)	Margins;

(r)	Operating efficiency;

(s)	Efficiency ratio;

(t)	Customer satisfaction, satisfaction based on specified objective goals or a Company-sponsored customer survey;

(u)	Economic value added measurements;

(v)	Market share or market penetration with respect to specific designated products or services, product or service groups and/or specific geographic areas;

(w)	Reduction of losses, loss ratios, expense ratios or fixed costs;

(x)	Employee turnover;

(y)	Specified objective social goals;

(z)	Noninterest income;

(aa)	Interest income;

(bb)	Net interest income;

(cc)	Deposit growth; and

(dd)	Loan growth.

One or more Performance Measures may be used to measure the performance of one or more of the Company, its Subsidiaries, its Affiliates, or any combination of the foregoing, compared to pre-determined levels, as the Committee may deem appropriate, or compared to the performance of a pre-established peer group, or published or special index that the Committee, in its sole discretion, deems appropriate. The Committee also has the authority to provide for accelerated vesting of any Equity-Based Award based on the achievement of performance goals pursuant to the Performance Measures specified in this Section 9.

9.2    Evaluation of Performance. The Committee may provide in any such Equity-Based Award that any evaluation of Performance may include or exclude any of the following events or their effects that occurs during a Performance Period: (a) asset write-downs, (b) litigation or claim judgments or settlements, (c) changes in tax laws, accounting principles, or other laws or provisions affecting reported results, (d) any reorganization and restructuring programs, (e) extraordinary nonrecurring items as described in Financial Accounting Standards Board Accounting Standards Codification Topic 225-20 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders for the applicable fiscal year, (f) acquisitions, mergers, or divestitures (including non-recurring transaction-related expenses); (g) securities offerings; (h) accounting changes, (i) amortization of goodwill or other intangible assets, (j) discontinued operations, and (k) other special charges or extraordinary items. To the extent such inclusions or exclusions affect Equity-Based Awards to Covered Employees, they shall be prescribed in a form that meets the requirements of Section 162(m) of the Code for deductibility.

9.3    Committee Discretion. In the event that applicable tax laws, securities laws, or both, change to permit Committee discretion to alter the governing Performance Measures without obtaining shareholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining shareholder approval. In addition, in the event that the Committee determines that it is advisable to grant Equity-Based Awards that shall not qualify as Performance-Based Compensation, the Committee may make such grants without satisfying the requirements of Section 162(m) of the Code and may base vesting on Performance Measures other than those set forth in Section 9.1.

9.4    Adjustment of Performance-Based Compensation. Equity-Based Awards that are designed to qualify as Performance-Based Compensation, and that are held by Covered Employees, may not be increased or adjusted upward. The Committee shall retain the discretion to decrease or adjust such Equity-Based Awards downward, and such Equity-Based Awards may be forfeited in whole or in part.

9.5    Performance-Based Compensation Conditioned on Performance. Payment of Performance-Based Compensation to a Participant for a Performance Period under this Plan shall be entirely contingent upon achievement of the performance goals established by the Committee pursuant to this Section 9, the satisfaction of which must be substantially uncertain when established by the Committee for the Performance Period.

9.6    Time of Determination of Performance Goals by Committee. All performance goals to be made by the Committee for a Performance Period pursuant to this Section 9 shall be established in writing by the Committee during the first 90 days of such Performance Period and before 25% of the Performance Period has elapsed.

9.7    Objective Standards. Performance-Based Compensation shall be based solely upon objective criteria, consistent with this Section 9, from which an independent third party with knowledge of the facts could determine whether the performance goal or range of goals is met and from that determination could calculate the Performance-Based Compensation to be paid. Although the Committee has authority to exercise reasonable discretion to interpret this Plan and the criteria it shall specify pursuant to this Section 9 of the Plan, it may not amend or waive such criteria after the 90th day of the respective Performance Period with respect to an Equity-Based Award intended to qualify as Performance-Based Compensation. The Committee shall have no authority or discretion to increase any Performance-Based Compensation or to construct, modify or apply the measurement of a Participant’s Performance in a manner that will directly or indirectly increase the Performance-Based Compensation for the Participant for any Performance Period above the amount determined by the applicable objective standards established within the time period set forth in Section 9.6.

SECTION 10

General Provisions

10.1    Restrictions on Transferability; Clawback and Recoupment.

(a)    General. Unless the Committee otherwise consents or permits (before or after the Equity-Based Award is made) or unless the award agreement provides otherwise, Equity-Based Awards granted under the Plan may not be sold, exchanged, transferred, pledged, assigned or otherwise alienated or hypothecated except by will or the laws of descent and distribution, and, as a condition to any transfer permitted by the Committee or the terms of the award agreement, the transferee must execute a written agreement permitting the Company to satisfy any federal, state or local withholding or other taxes associated with or resulting from the exercise or vesting of any Equity-Based Award in any manner provided for in Section 10.3. All provisions of an Equity-Based Award that are determined with reference to the Participant, including without limitation those that refer to the Participant’s employment with the Company or its Subsidiaries, shall continue to be determined with reference to the Participant after any transfer of an Equity-Based Award. All rights with respect to Equity-Based Awards granted to a Participant under the Plan shall be exercisable during the Participant’s lifetime only by such Participant or his or her guardian or legal representative.

(b)    Other Restrictions. The Committee may impose other restrictions on any Equity-Based Award or shares of Common Stock acquired pursuant to the exercise or settlement of an Equity-Based Award under the Plan as the Committee deems advisable, including, without limitation, holding periods or further transfer restrictions, forfeiture provisions, and restrictions under applicable federal or state securities laws.

(c)    Clawback and Recoupment. Equity-Based Awards under the Plan shall be subject to the Company's “clawback” policy for the recovery and recoupment of incentive compensation, as it may be amended from time to time.

10.2    No Rights to Equity-Based Awards. No Participant or other person shall have any claim to be granted any Equity-Based Award under the Plan and there is no obligation of uniformity of treatment of Participants or holders or beneficiaries of Equity-Based Awards under the Plan. The terms and conditions of Equity-Based Awards of the same type and the determination of the Committee to grant a waiver or modification of any Equity-Based Award and the terms and conditions thereof need not be the same with respect to each Participant or the same Participant.

10.3    Withholding. The Company or a Subsidiary shall be entitled to: (a) withhold and deduct from future wages of a Participant (or from other amounts that may be due and owing to a Participant from the Company or a Subsidiary), or make other arrangements for the collection of, all legally required amounts necessary to satisfy any and all federal, state, local and foreign withholding and employment-related tax requirements attributable to an Equity-Based Award, including, without limitation, the grant, exercise or vesting of, or payment of dividends with respect to, an Equity-Based Award; or (b) require a Participant promptly to remit the amount of such withholding to the Company before taking any action with respect to an Equity-Based Award. Unless the Committee determines otherwise, withholding may be satisfied by withholding Common Stock to be received upon exercise or vesting of an Equity-Based Award or by delivery to the Company of previously owned Common Stock. The Company may establish such rules and procedures concerning timing of any withholding election as it deems appropriate.

10.4    Compliance With Laws; Listing and Registration of Shares. All Equity-Based Awards granted under the Plan (and all issuances of Common Stock or other securities under the Plan) shall be subject to all applicable laws, rules and regulations, and to the requirement that if at any time the Committee shall determine, in its discretion, that the listing, registration or qualification of the shares covered thereby upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the grant of such Equity-Based Award or the issuance or purchase of shares thereunder, such Equity-Based Award may not be exercised in whole or in part, or the restrictions on such Equity-Based Award shall not lapse, unless and until such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

10.5    No Limit on Other Compensation Arrangements. Nothing contained in the Plan shall prevent the Company or any Subsidiary from adopting or continuing in effect other or additional compensation arrangements, including the grant of Stock Options and other stock-based and stock-related awards, and such arrangements may be either generally applicable or applicable only in specific cases.

10.6    No Right to Employment. The grant of an Equity-Based Award shall not be construed as giving a Participant the right to be retained in the employ of the Company or any Subsidiary. The Company or any Subsidiary may at any time dismiss a Participant from employment, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or in any written agreement with the Participant.

10.7    No Liability of Company. The Company and any Subsidiary or Affiliate which is in existence or hereafter comes into existence shall not be liable to a Participant or any other person as to: (a) the non-issuance or non-sale of Common Stock as to which the Company has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any shares hereunder; (b) any tax consequence to any Participant or other person due to the receipt, exercise or settlement of any Equity-Based Award granted hereunder, including but not limited to any tax treatment under Section 409A of the Code; and (c) any provision of law or legal restriction that prohibits or restricts the transfer of shares of Common Stock issued pursuant to any Equity-Based Award.

10.8    Suspension of Rights under Equity-Based Awards. The Company, by written notice to a Participant, may suspend a Participant’s and any transferee’s rights under any Equity-Based Award for a period not to exceed 60 days while the termination for cause of that Participant’s employment with the Company and its Subsidiaries is under consideration.

10.9    Governing Law. The validity, construction and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Michigan and applicable federal law.

10.10    Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of the Plan and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included, unless such construction would cause the Plan to fail in its essential purposes.

10.11    Compliance with 409A. The Plan is intended to provide Equity-Based Awards that are exempt from Section 409A of the Code as either exempt equity awards under Treasury Regulation Section 1.409A-1(b)(5) or as exempt short-term deferrals under Treasury Regulation Section 1.409A-1(b)(4), and is to be interpreted and operated consistently with those intentions.  To the extent that the Committee determines that any Equity-Based Award granted hereunder is subject to Section 409A of the Code, the agreement evidencing such Equity-Based Award shall incorporate the terms and conditions necessary to avoid the tax consequences specified in Section 409A(a)(1) of the Code. To the extent applicable, the Plan and agreements shall be interpreted in accordance with Section 409A of the Code.

10.12    Section 162(m) Delay. A payment that is due under this Plan may be delayed by the Employer to the extent the Employer, in its sole discretion, reasonably anticipates that if the payment were made as scheduled, the Employer’s deduction with respect to such payment would not be permitted under Section 162(m) of the Code. If the Employer determines that a payment is to be delayed under this paragraph, the Employer must determine before the payment is delayed whether the delayed payment will be made either (i) during the first calendar year in which the Employer reasonably anticipates that the deduction of such payment will not be barred by application of Section 162(m) of the Code or (ii) during the period beginning with the date of the Participant’s Separation From Service (or later if required by Section 7.3(a) for a Specified Employee) and ending on the later of the last day of the taxable year of the Employer in which the Participant Separates From Service or the 15th day of the third month following the Participant’s Separation From Service. The Employer may only elect to delay payment under this paragraph if all payments scheduled to the Participant under all deferred compensation plans of the Employer that could be delayed under the application of Treasury Regulation § 1.409A-2(b)(7)(i) are delayed.

SECTION 11

Termination and Amendment

11.1    Board and Committee Actions. The Board may terminate the Plan at any time or may from time to time amend or alter the Plan or any aspect of it as it considers proper and in the best interests of the Company; provided, that no such amendment may be made, without the approval of shareholders of the Company, that would (i) reduce the exercise price at which Stock Options may be granted below the price provided for in Section 5.3, (ii) reduce the exercise price of outstanding Stock Options, (iii) increase the individual maximum limits in Section 4.3 or (iv) otherwise amend the Plan in any manner requiring shareholder approval by law or under NASDAQ listing requirements or other applicable NASDAQ rules, and provided further that the Plan may not be amended in any way that causes the Plan to fail to comply with or be exempt from Section 409A of the Code.
11.2    No Impairment. Notwithstanding anything to the contrary in Section 11.1, no such amendment or alteration to the Plan or to any previously granted award agreement or Equity-Based Award shall be made which would impair the rights of the holder of the Equity-Based Award, without such holder’s consent; provided, that no such consent shall be required if the Committee determines in its sole discretion and prior to the date of any Change of Control that such amendment or alteration is required or advisable in order for the Company, the Plan or the Equity-Based Award to satisfy any law or regulation or to meet the requirements of or avoid adverse financial accounting consequences under any tax or accounting standard, law or regulation.

SECTION 12

Effective Date and Duration of the Plan

The Plan shall take effect April 26, 2017, subject to approval by the shareholders at the 2017 Annual Meeting of Shareholders or any adjournment thereof or at a Special Meeting of Shareholders. Unless earlier terminated by the Board of Directors, no Equity-Based Award shall be granted under the Plan after April 25, 2027.